Exhibit 99.1

FOR IMMEDIATE RELEASE
HOUSTON and LONDON, November 30, 2018

LyondellBasell Announces Quarterly Dividend and Board Appointment
HOUSTON, and LONDON, November 30, 2018 /PRNewswire/ -- LyondellBasell (NYSE: LYB), one of the largest plastics, chemicals and refining companies in the world, today announced that it has declared a dividend of $1.00 per share, to be paid December 17, 2018 to shareholders of record December 10, 2018, with an ex-dividend date of December 7, 2018.

The company also announced that effective today, Michael Hanley has joined LyondellBasell’s board of directors, filling the vacancy caused by the previously announced resignation of director Robert G. Gwin. Hanley has more than 25 years of experience in senior management and finance roles, including as Chief Financial Officer of Alcan and as Senior Vice President, Operations and Strategy at the National Bank of Canada. He also serves on the boards of publicly-traded companies BRP, Inc., Industrial Alliance Insurance & Financial Services and Shawcor Ltd.

“As we look to build a future on LyondellBasell’s already solid foundation, Michael’s perspective and experience will be valuable for our board and company,” said Jacques Aigrain, chairman of LyondellBasell’s board of directors.

“Michael’s deep experience in finance, combined with his international perspective, will benefit LyondellBasell as we drive superior value for our shareholders,” added LyondellBasell chief executive officer Bob Patel.

Hanley, 53, holds a bachelor’s degree in business administration from HEC Montreal and he is a Chartered Professional Accountant. At LyondellBasell, Hanley will join the Audit and Health, Safety, Environmental and Operations committees of the board of directors.

About LyondellBasell
LyondellBasell (NYSE: LYB) is one of the largest plastics, chemicals and refining companies in the world. Driven by its employees around the globe, LyondellBasell produces materials and products that are key to advancing solutions to modern challenges like enhancing food safety through lightweight and flexible packaging, protecting the purity of water supplies through stronger and more versatile pipes, improving the safety, comfort and fuel efficiency of many of the cars and trucks on the road, and ensuring the safe and effective functionality in electronics and appliances. LyondellBasell sells products into more than 100 countries and is the world's largest producer of polymer compounds and the largest licensor of polyolefin technologies. In 2018, LyondellBasell was named to Fortune magazine’s list of the “World’s Most Admired Companies.” More information about LyondellBasell can be found at www.LyondellBasell.com.